EXHIBIT 99.1

         BTU International Reports Third Quarter 2004 Results

    NORTH BILLERICA, Mass.--(BUSINESS WIRE)--Oct. 21, 2004--BTU International, Inc. (Nasdaq NM: BTUI), the leading supplier of advanced thermal processing equipment for semiconductor packaging, surface mount, and advanced materials processing, today announced its financial results for the third quarter ended October 3, 2004.
    Net sales for the quarter were $15.4 million, up 129 percent compared to $6.7 million recorded in the third quarter of 2003, and up eight percent compared to $14.3 million in the preceding quarter.
    Net loss for the 2004 third quarter was $2.4 million, or $0.33 per basic share, including a one-time restructuring charge of $1.6 million, or $0.23 per basic share. Excluding the restructuring charge, the net loss for the third quarter was $731,000, or $0.10 per basic share. This compares to a net loss of $1.6 million, or $0.23 per basic share, reported in the third quarter of 2003, and a net loss of $892,000, or $0.12 per basic share in the preceding quarter.
    Net sales for the first nine months of 2004 nearly doubled to $41.0 million compared to $20.7 million in the same period last year. Net loss for the nine months ended October 3, 2004, was $4.3 million, or $0.59 per basic share, including the one-time restructuring charge of $1.6 million, or $0.23 per basic share, mentioned above. Excluding the restructuring charge, the net loss for the nine months ended October 3, 2004, was $2.6 million, or $0.36 per basic share. This compares to a net loss of $5.3 million, or $0.75 per basic share, for the first nine months of 2003.
    Paul van der Wansem, chairman, who took over as CEO on October 1st, said, "I look forward to resuming the primary leadership role in the company and working with our management team to implement a strategy for global success and return to profitability. To achieve these goals, we will look to the fundamental strengths of the company including: in-depth technological know-how, global engineering capabilities and an outstanding reputation for quality and reliability of our products in a strong world-wide customer base."
    The company's quarterly results were negatively impacted by restructuring charges due to the redirection of development programs, resulting in the write-off in assets including the elimination of goodwill in an acquisition, and the departure of the previous CEO.
    "During the quarter, revenues from our surface mount assembly systems were strong," said van der Wansem. "In addition, our bookings in the advanced materials markets continued to grow. We are especially pleased to have received a large order for the world's first fully integrated fuel cell manufacturing line, as announced in September. We believe we are particularly well positioned with our expertise and products to take advantage of the developing market potential in the solid oxide fuel cell (SOFC) industry."

    Outlook

    Regarding the company's outlook, van der Wansem said, "We see a definite softening in the semiconductor-related markets we serve, but we believe strength in our other markets will help to moderate the immediate effect a slowdown may have on BTU. However, our medium term visibility is not as clear as we would like it to be. We expect fourth quarter revenues to be essentially flat compared to the third quarter with a more favorable margin-product mix."

    Teleconference and Simultaneous Webcast

    BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2004, in a conference call to be held tomorrow, October 22, at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through November 12, 2004, and can be accessed at these websites or by phone at (888) 566-0831.

    About BTU International

    BTU International, with world headquarters in North Billerica, Mass., is a market-leading supplier of advanced thermal processing equipment to the semiconductor, electronics, and materials sectors. BTU manufactures a wide range of equipment for semiconductor packaging applications, including state-of-the-art systems for wafer bumping and wafer-level packaging. The company also manufactures solder reflow furnaces for printed circuit board assembly, and advanced systems for materials processing applications requiring high temperatures and precise atmosphere control. BTU operates worldwide with manufacturing facilities in North Billerica, Mass. and Shanghai, China. The company has direct sales and service offices in the USA, Asia and Europe. Additional information about BTU International is available on BTU's website at www.btu.com.

    Safe Harbor Statement

    This news release contains forward-looking statements, including under the caption "Outlook", that involve known and unknown risks and uncertainties. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. Unless otherwise required by law, the company disclaims any obligation to revise or update such forward-looking statements in order to reflect future events or developments.


                        BTU INTERNATIONAL, INC.
                 Consolidated Statements of Operations
          (In thousands, except per share and share amounts)
                              (Unaudited)

                           Three Months Ended     Nine Months Ended
                          --------------------- ---------------------
                             Oct. 3,  Sept. 28,    Oct. 3,  Sept. 28,
                               2004       2003       2004       2003
---------------------------------------------------------------------
Net Sales                   $15,419     $6,738    $41,014    $20,698
Cost of Goods Sold           11,892      5,370     31,570     15,932
---------------------------------------------------------------------
Gross Margin                  3,527      1,368      9,444      4,766
Selling, General and
   Administrative
    Expenses                  3,228      2,165      8,965      7,468
Research, Development and
   Engineering                  890        745      2,788      2,393

---------------------------------------------------------------------
Loss from Ops Before
 Restructuring                 (591)    (1,542)    (2,309)    (5,095)
Restructuring Charges         1,648          -      1,648        190
---------------------------------------------------------------------
Loss from Operations
    After Restructuring      (2,239)    (1,542)    (3,957)    (5,285)
Interest (Expense) Income,
 net                           (140)       (77)      (297)      (197)
Other (Expense) Income,
 net                              -          2          3          7
---------------------------------------------------------------------
Loss Before Income Taxes     (2,379)    (1,617)    (4,251)    (5,475)
Income Tax Benefit                -          -          -       (222)
---------------------------------------------------------------------
Net Loss                    ($2,379)   ($1,617)   ($4,251)   ($5,253)
=====================================================================

Loss Per Share:
   Basic                     ($0.33)    ($0.23)    ($0.59)    ($0.75)
   Diluted                   ($0.33)    ($0.23)    ($0.59)    ($0.75)

---------------------------------------------------------------------
Weighted Average Number of
 Shares Outstanding:
   Basic                  7,196,023  7,030,140  7,181,381  7,011,834

   Diluted                7,196,023  7,030,140  7,181,381  7,011,834
---------------------------------------------------------------------

Net Loss Reconciliations:
---------------------------------------------------------------------
     Net Loss               ($2,379)              ($4,251)
     Addback:
      Restructuring
      Charges                 1,648                 1,648
                          ----------            ----------
     Net Loss Before
      Restructuring
      Charges                 ($731)              ($2,603)
                          ==========            ==========

     Loss Per Share          ($0.33)               ($0.59)
     Addback:
      Restructuring
      Charges per share       (0.23)                (0.23)
                          ----------            ----------
     Net Loss Before
      Restructuring
      Charges per share      ($0.10)               ($0.36)
                          ==========            ==========


                        BTU INTERNATIONAL, INC.
                      Consolidated Balance Sheets
                            (In thousands)

                                            October 3,    December 31,
                                                 2004            2003
                                           (Unaudited)
----------------------------------------------------------------------
Assets
 Cash and Investments                              $754        $6,659
 Accounts Receivable                             14,448         6,073
 Inventories                                     14,498         7,795
 Other Current Assets                               686           469
 Property, Plant and
   Equipment, net                                 2,796         3,290
 Other Assets                                       847         1,368
----------------------------------------------------------------------

                                                $34,029       $25,654
======================================================================



Liabilities and Stockholders' Investment
 Short-Term Debt                                 $6,660          $360
 Other Current Liabilities                       11,141         4,576
 Long-Term Debt                                   5,333         5,440
 Long-Term Deferred Comp.                           312           458

 Stockholders' Investment                        10,583        14,820
----------------------------------------------------------------------

                                                $34,029       $25,654
======================================================================

    CONTACT: BTU International, Inc.
             Tom Kealy, 978-667-4111 Ext. 106
             or
             Bill Monigle Associates
             Bill Monigle, 603-424-1184